Exhibit 99.1

McDermott Reports Third Quarter 2019 Results

Backlog remains strong at $20.1 billion, and revenue opportunity pipeline remains robust at $89.1 billion

Net loss for Q3 2019 driven by asset impairments and project charges

Continuing collaborative effort with lenders and noteholders to achieve a long-term balance sheet solution

HOUSTON – November 4, 2019 — McDermott International, Inc. (NYSE: MDR) today reported revenues of $2.1 billion, a net loss of $1.9 billion, or $(10.37) per diluted share, and an operating loss of $1.7 billion for the third quarter of 2019. The net loss was due primarily to non-cash accounting charges of $1.5 billion related to impairments of goodwill and intangible assets and $256 million of changes in project gross profit on specified projects identified in a covenant of our new Superpriority Credit Agreement.

Operationally, four of our five operating segments reported solid performance during the third quarter, led by the Middle East and North Africa (MENA), which reported operating income of $69 million and an operating margin of 13.3%, both sharply improved from the second quarter of 2019. Additionally, we reported backlog of $20.1 billion, new awards of $1.7 billion and a revenue opportunity pipeline of a near-record $89.1 billion for the third quarter of 2019.

David Dickson, President and Chief Executive Officer of McDermott, said: “We experienced continued strong backlog, with several significant customer project awards, including the Ichthys Phase 2a Gas Field Development Project in Australia, which we developed in conjunction with our integrated subsea-solutions partner, Baker Hughes, as well as a large LNG tank project on the U.S. Gulf Coast. We also achieved solid operating results in our MENA, Asia Pacific (APAC), Europe, Africa, Russia and Caspian (EARC) and Technology segments. At the same time, our capital structure continues to be pressured by certain legacy CB&I projects. Our recently announced $1.7 billion financing agreement with our lenders signals their confidence in our underlying business. We continue working with them to achieve a long-term balance sheet solution as we remain focused on delivering value for our customers, employees, subcontractors, and suppliers.”

Capital Structure and Liquidity

As announced on October 21, 2019, we have obtained a $1.7 billion financing agreement from certain of our first-lien lenders, of which $650 million has been accessed.

We elected to enter into the 30-day grace period with respect to a November 1, 2019 interest payment on our 10.625% senior notes due in 2024 in order to continue collaborative discussions with our lenders and noteholders to find a long-term balance sheet solution.

Third Quarter 2019 Operating Performance

Our adjusted operating loss in the third quarter of 2019 was $125 million. The solid performance of our MENA, APAC, EARC and Technology segments was more than offset by the $256 million of changes in project gross profit on specified projects identified in a covenant of our new Superpriority Credit Agreement.

Our operating loss of $1.7 billion was primarily due to the $1.5 billion goodwill and intangible assets impairments in addition to the $256 million of changes in project gross profit on specified projects. The goodwill impairment of $1.4 billion primarily resulted from updates to the 2019 management budget and increases in discount rate assumptions driven by increases in our cost of capital and risk premium assumptions associated with forecasted cash flows. The intangible assets impairment of $0.1 billion primarily resulted from a reduction in the estimated remaining useful life of the trade names associated with our NCSA segment, causing a decrease in future attributable cash flow expectations.

Financial Highlights

	Three months Ended		Delta	Nine months Ended		Delta
	Sep 30, 2019	Sep 30, 2018	Qtr-on-Qtr	Sep 30, 2019	Sep 30, 2018	YTD-on-YTD
	($ in millions, except per share amounts)
Revenues	$2,121	$2,289	$(168)	$6,469	$4,632	$1,837
Operating (Loss) Income	(1,684)	129	(1,813)	(1,732)	242	(1,974)
Operating Margin	-79.4%	5.6%	-85.0%	-26.8%	5.2%	-32.0%
Net (Loss) Income	(1,887)	2	(1,889)	(2,103)	84	(2,187)
Diluted EPS[1]	(10.37)	0.01	(10.38)	(11.62)	0.60	(12.22)
Total Intangibles Amortization[2]	31	68	(37)	100	90	10

Adjusted Operating (Loss) Income[3]	(125)	232	(357)	32	483	(451)
Adjusted Operating Margin[3]	-5.9%	10.1%	-16.0%	0.5%	10.4%	-9.9%
Adjusted Net (Loss) Income[3,4]	(328)	89	(417)	(339)	197	(536)
Adjusted Diluted EPS[1,3,4]	(1.80)	0.20	(2.00)	(1.87)	1.28	(3.15)
Adjusted EBITDA[3]	(71)	275	(346)	205	586	(381)

Cash (Used) Provided by Operating Activities	(114)	(221)	107	(563)	214	(777)
Capital Expenditures	32	19	13	65	62	3
Free Cash Flow[3]	(146)	(240)	94	(628)	152	(780)

Working Capital[5]	(2,050)	(1,915)	(135)	(2,050)	(1,915)	(135)

[1]

Diluted (Loss) Earnings Per Share (“EPS”) and Adjusted Diluted EPS were calculated using weighted average diluted shares of 182 million and 181 million for the three months ended September 30, 2019 and 2018, respectively, and weighted average diluted shares of 181 million and 141 million for the nine months ended September 30, 2019 and 2018, respectively.

[2]

Total intangibles amortization includes the sum of project-related intangibles amortization, other intangibles amortization and amortization of intangible assets resulting from investments in unconsolidated affiliates, all of which are associated with the intangible assets and liabilities acquired in the business combination with CB&I (the “Combination”).

[3]

Adjusted operating (loss) income, adjusted operating margin, adjusted net (loss) income, adjusted diluted EPS and adjusted EBITDA reflect adjustments to Operating Income and Net Income computed in accordance with U.S. generally accepted accounting principles (“GAAP”). The reconciliations of these non-GAAP measures, as well as free cash flow, to the respective most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.”

[4]

The calculations of adjusted net (loss) income and adjusted diluted EPS reflect the tax effects of non-GAAP adjustments during each applicable period. In jurisdictions in which we currently do not pay taxes, no tax impact is applied to non-GAAP adjusting items.

[5]	Working capital = (current assets, less cash and cash equivalents, restricted cash and project-related intangibles) – (current liabilities, less debt and project-related intangible liabilities).

Asset Sales

We continue to pursue the previously announced strategic alternatives process for our Lummus Technology business and the sale process for the remaining portion of our pipe fabrication business. As previously announced, we decided to terminate the sale process for our industrial storage tank business.

Cash and Liquidity

Cash used by operating activities in the third quarter of 2019 was $(114) million. Total unrestricted cash at the end of the third quarter, prior to receipt of the first tranche of the $1.7 billion financing agreement, was $677 million. As of September 30, 2019, we had approximately $754 million of combined availability under our principal letter of credit facilities, uncommitted bilateral letter of credit facilities and surety arrangements. Our uncommitted bilateral letter of credit and surety arrangements, totaling $724 million of the combined availability at September 30, 2019, are agreed to by the facility counterparties on a case by case basis based upon their consideration of the beneficiary, financial or performance guarantee amount, and term of the guarantee, among other factors. Our uncommitted bilateral credit facility and surety bond providers have no obligation to issue letters of credit or bank guarantees, or to post surety bonds, on our behalf, and they may be able to demand that we provide them with cash or other collateral to backstop these liabilities. Our Credit Agreement, as amended on October 21, 2019, does not require testing of any financial covenants for the period ending September 30, 2019.

Reporting Segment Update

Our segment reporting is presented as: North, Central and South America, or NCSA; Europe, Africa, Russia and Caspian, or EARC; Middle East and North Africa, or MENA; Asia Pacific, or APAC; and Technology, or TECH. We also report results for Corporate. Segment and Corporate results are summarized below.

Segment Financial Highlights

	Three Months Ended Sep 30, 2019
	Segment Operating Results
	NCSA		EARC		MENA		APAC		TECH		Corporate	Total
	($ in millions)
New Orders	$581		$—		$446		$468		$164		$—	$1,659
Backlog[1]	7,614		3,782		6,464		1,632		592		—	20,084
Revenues	1,090		248		520		125		138		—	2,121
Book-to-Bill	0.5	x	0.0	x	0.9	x	3.7	x	1.2	x	—	0.8	x

Operating (Loss) Income	(1,405)		(250)		69		1		30		(129)	(1,684)
Operating Margin	-128.9%		-100.8%		13.3%		0.8%		21.7%		—	-79.4%

Adjusted Operating (Loss) Income[2]	(152)		10		69		1		30		(83)	(125)
Adjusted Operating Margin[2]	-13.9%		4.0%		13.3%		0.8%		21.7%		—	-5.9%
Capex	1		1		3		1		1		25	32

Note: All amounts have been rounded to the nearest million. Individual line items may not sum to totals as a result of rounding.

[1]	Our backlog is equal to our Remaining Performance Obligations (RPOs) as determined in accordance with U.S. GAAP.
[2]

Adjusted Operating Income (Loss) and Margin, by segment, are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Segment Non-GAAP to GAAP Financial Measures.”

Product Offering Financial Highlights

	Three Months Ended Sep 30, 2019
	Offshore & Subsea	LNG	Downstream	Power	Total
	($ in millions)
New Orders	$956	$390	$292	$21	$1,659
Backlog	9,070	6,563	4,122	329	20,084
Revenues	728	334	854	205	2,121

North, Central and South America (NCSA)

Revenues of $1.1 billion were primarily driven by the Cameron LNG, Freeport LNG, Total Ethane Cracker and Entergy power projects. Additional contributors were the Golden Pass LNG, Borstar Bay3 petrochemical and BP Cassia C offshore projects.    The operating loss of $1.4 billion was primarily due to the goodwill and intangible assets impairments of $1.3 billion. The adjusted operating loss of $152 million was impacted by $220 million of changes in project gross profit on specified NCSA projects identified in a covenant of our new Superpriority Credit Agreement. Operating results for the third quarter included $90 million of incentives recognized on the Cameron project and close-out improvements and settlements of claims on our substantially completed projects.

Significant operational achievements and milestones were achieved during the third quarter. The Freeport LNG project achieved initial production on Train 1 and has loaded three tankers to date; substantial completion is expected in the fourth quarter of 2019. The Cameron LNG project achieved Phase 1 substantial completion, and Trains 2 and 3 are progressing on schedule, including Train 2 pipe installation and testing. The Golden Pass LNG project progress included the commencement of initial ground preparation. The Total Ethane Cracker project achieved an important milestone with the installation of all cracking heaters. The Duke Energy Asheville power project achieved key milestones as both power blocks have now completed steam blows, and project completion is estimated to be the middle of the fourth quarter of 2019. Finally, the Abkatun offshore project was accepted by Pemex in early October, and platform operations have been fully assumed by the customer.

Europe, Africa, Russia and Caspian (EARC)

Revenues of $248 million were primarily driven by progress on the Total Tyra, Lukoil, Afipsky, Tortue and Mozambique LNG projects. The operating loss of $250 million was primarily due to a goodwill impairment of $260 million. Adjusted operating income of $10 million was favorably impacted by a scope amendment on the Afipsky refinery project in Russia.

Early engineering and procurement progress was made during the third quarter on the Mozambique LNG contract awarded in the second quarter, and the EPC team has been mobilized to the job site. We believe our execution of this project will continue to demonstrate our ability to deliver comprehensive EPC solutions for world-scale LNG developments. Other key operational achievements in the third quarter included the Orpic Liwa JV achieving a safety milestone of 60 million-man hours without a lost-time incident. In addition, our Brno office completed its ISO recertification.

Middle East and North Africa (MENA)

MENA reported revenues of $520 million and operating income and margin of $69 million and 13.3%, respectively. Key contributors to revenues and operating income were primarily the Saudi Aramco Safaniya Phase 5 and 6, Marjan TP10, NFPS and NFE jackets, LTA II, 3 CRPOs, QP Bul Hanine, ADNOC Crude Flexibility, SASREF and Liwa projects.

The ADNOC Crude Flexibility project is on schedule with the commencement of critical equipment deliveries; isometric production has started to support the piping program, and teams have mobilized to the site with first tank courses being erected. The SASREF MMG Light project has recovered from earlier construction delays, and start-up of the refinery is expected in November, achieving 3 million man-hours without a lost-time incident. Following the September 2019 attacks on the Abqaiq oil processing facility in Saudi Arabia, we mobilized an emergency response team to assess requirements and immediately carried out repairs to damaged spheroid vessels.

Asia Pacific (APAC)

APAC reported revenues of $125 million and operating income and margin of $1 million and 0.8%, respectively. Revenues were primarily driven by the Pan Malaysia, SVDN, ONGC SURF 98/2 and Reliance KDG6 projects. Operating income was driven by progress on various active projects, project closeouts and higher utilization of engineering offices, partially offset by lower vessel productivity.

During the third quarter, the DB30 vessel continued its strong performance, with the execution of various pipelines as well as the successful completion of the transport, launch and installation of the Sao Vang Jacket for Idemitsu/PTSC, enabling the customer to commence drilling work. The Reliance KGD6 and the ONGC98/2 projects are preparing to mobilize various marine assets for offshore installation with active utilization through the end of 2019. The INPEX ICHTHYS project Phase 2a has successfully commenced with mobilization of key personnel. Fabrication activities at both Batam, Indonesia and QMW, China continue to intensify, with both facilities ramping up resources to support international works from the MENA, NCSA and EARC segments. Onshore activity remained steady, with the JG Summit Tanks scope being executed in the Philippines. As of the end of the third quarter of 2019, the project had achieved 1.4 million man-hours without a lost-time incident, and it remains on schedule to complete in the third quarter of 2020.

Technology (TECH)

TECH reported revenues of $138 million and operating income and margin of $30 million and 21.7%, respectively. Revenues were driven by licensing and propriety supply in the petrochemicals and refining markets, including catalyst. Operating income was driven by catalyst shipments, execution progress, earned fees and process performance.

Other key achievements during the third quarter included 1) being awarded a large master licensor contract by Amiral, including license, basic engineering package, extended basic engineering, training, technical services and supply of proprietary equipment, for what will be one of the world’s largest mixed feed crackers; 2) being nominated as one of the top finalists by Hydrocarbon Processing magazine as best EPC/Licensor of the Year and best Petrochemical Technology; 3) remaining on pace for a potential record year in terms of the number of awarded projects; 4) continuing to make progress on the potential JDA TC2C™ (Thermal Crude to Chemicals) project with Aramco, with first implementation award expected in the fourth quarter of 2019 and with additional deployments under study; and 5) receiving a contract award for TECH’s first license sale related to an alpha-methylstyrene unit, adding another technology to the TECH portfolio.

Corporate

Corporate expenses include various corporate and other non-operating activities. Corporate expense in the third quarter of 2019 was $129 million, mainly attributable to: selling, general, administrative and other expenses of $20 million; $60 million of unallocated operating costs; $14 million of restructuring and integration costs; $14 million of transaction-related costs associated with the sale process for the remaining portion of the pipe fabrication business and the now-terminated effort to sell the storage tank business and fees paid to external advisors retained to help us evaluate strategic and capital structure alternatives; and $18 million for vessel and other marine assets impairment due to underutilization.

Revenue Opportunity Pipeline

Our revenue opportunity pipeline consists of Backlog, Bids & Change Orders Outstanding and Target Projects, which are those projects we expect to be awarded in the market in the next five quarters. We define Backlog as Remaining Performance Obligations (RPOs) as determined in accordance with GAAP.

At the end of the third quarter of 2019, our revenue opportunity pipeline was approximately $89.1 billion, primarily driven by MENA and NCSA with continuing momentum in the offshore/subsea, downstream and LNG markets.

Revenue Opportunity Pipeline

	As of
	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
	($ in billions)
Backlog	$20.1	$20.5	$15.4	$10.9	$11.5
Bids & Change Orders Outstanding[1]	11.8	15.6	17.7	20.3	20.7
Targets[2]	57.2	54.1	58.0	61.9	48.1

Total	89.1	90.2	91.1	93.1	80.3

Revenue Opportunity Pipeline by Segment

	As of Sep 30, 2019
	NCSA	EARC	MENA	APAC	TECH	Total
	($ in billions)
Backlog	$7.6	$3.8	$6.5	$1.6	$0.6	$20.1
Bids & Change Orders Outstanding[1]	2.4	4.7	1.9	2.8	—	11.8
Targets[2]	17.6	3.1	26.3	8.4	1.8	57.2

Total	27.6	11.6	34.7	12.8	2.4	89.1

Note: All amounts have been rounded to the nearest tenth of a billion. Individual line items may not sum to totals as a result of rounding.

[1]

There is no assurance that bids outstanding will be awarded to us or that outstanding change orders ultimately will be approved and paid by the applicable customers in the full amounts requested or at all.

[2]

Target projects are those that we have identified as anticipated to be awarded by customers or prospective customers in the next five quarters through competitive bidding processes and are capable of being performed by us. There is no assurance that target projects will be awarded to us or at all.

About McDermott

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally integrated resources include approximately 32,000 employees and engineers, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

Non-GAAP Measures

This communication includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with GAAP but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations. The forecast non-GAAP measures we have presented in this communication include forecast EBITDA, adjusted operating income (loss), adjusted operating income margin, adjusted net income, adjusted diluted EPS, free cash flow, EBITDA and adjusted EBITDA. We believe these forward-looking financial measures are within reasonable measure.

Non-GAAP measures include adjusted operating income (loss), adjusted operating margin, adjusted net income (loss), adjusted diluted EPS, free cash flow, EBITDA and adjusted EBITDA, in each case excluding the impacts of certain identified items. The excluded items represent items that our management does not consider to be representative of our normal operations. We believe that these metrics are useful for investors to review, because they provide more consistent measures of the underlying financial results of our ongoing business and, in our management’s view, allow for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses each of these metrics as measures of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to our reported results prepared in accordance with GAAP.

We define free cash flow as cash flows from operations less capital expenditures. We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance stockholder value, such as making acquisitions or other investments. Our management uses free cash flow for that reason. We define EBITDA as net income plus depreciation and amortization, interest expense, net, provision for income taxes and accretion and dividends on redeemable preferred stock. We define adjusted EBITDA as EBITDA adjusted to exclude significant, non-recurring transactions to our operating income, both gains and charges. We have included EBITDA and adjusted EBITDA disclosures in this communication because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our management also uses EBITDA and adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. Our presentations of free cash flow, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider free cash flow, EBITDA and adjusted EBITDA in isolation from, or as substitutes for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables included in this communication.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this communication which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of McDermott. These forward-looking statements include, among other things, statements about: achieving a long-term balance sheet solution with our lenders and noteholders; the effects of our decision to not pay, when due, the November 1, 2019 interest payment on the 2024 Notes; our ability to deliver comprehensive EPC solution for world-scale LNG developments; project milestones and percentage of completion and expected timetables; cost estimates on identified projects; assessments and beliefs with respect to legacy CB&I projects (including the Cameron and Freeport LNG projects) and the Mozambique LNG project; backlog, bids and change orders outstanding, target projects and revenue opportunity pipeline, to the extent these may be viewed as indicators of future revenues or profitability; and the contemplated strategic alternatives process for our Lummus Technology business and sale of our pipe fabrication business. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which McDermott operates or credit or capital markets; the inability of McDermott to execute on contracts in backlog successfully; changes in project design or schedules; the availability of qualified personnel; changes in the terms, scope or timing of contracts; contract cancellations; negotiations with lenders and noteholders; change orders and other modifications and actions by customers and other business counterparties of McDermott; changes in industry norms; negotiations with third parties with respect to the strategic alternatives process for our Lummus Technology business and the sale of our pipe fabrication business; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s annual and quarterly filings with the U.S. Securities and Exchange Commission, including McDermott’s annual report on Form 10-K for the year ended December 31, 2018 and subsequent quarterly reports on Form 10-Q. This communication reflects the views of McDermott’s management as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contact:
Investors & Financial Media	Global Media Relations
Scott Lamb	Gentry Brann
Vice President, Investor Relations	Senior Vice President, Communications,
+1 832.513.1068	Marketing and Administration
scott.lamb@mcdermott.com	+1 281 870 5269
gentry.brann@mcdermott.com

START OF APPENDIX

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Revenues	$2,121	$2,289	$6,469	$4,632

Costs and Expenses:
Cost of operations	2,173	1,986	6,140	3,948
Project intangibles and inventory-related amortization	7	30	27	42

Total cost of operations	2,180	2,016	6,167	3,990
Research and development expenses	9	8	25	13
Selling, general and administrative expenses	40	64	189	188
Other intangibles amortization	21	25	65	35
Transaction costs	14	5	29	45
Restructuring and integration costs	14	31	103	106
Goodwill impairment	1,370	—	1,370	—
Intangible assets impairment	143	—	143	—
Other asset impairments	18	—	18	—
Loss on asset disposals	—	1	103	2

Total expenses	3,809	2,150	8,212	4,379

Income from investments in unconsolidated affiliates	7	3	19	2
Investment in unconsolidated affiliates-related amortization	(3)	(13)	(8)	(13)

Operating (loss) income	(1,684)	129	(1,732)	242

Other expense:
Interest expense, net	(108)	(86)	(300)	(169)
Other non-operating income (expense), net	—	1	(1)	(13)

Total other expense, net	(108)	(85)	(301)	(182)

(Loss) income before provision for income taxes	(1,792)	44	(2,033)	60

Income tax expense (benefit)	72	44	2	(19)

Net (loss) income	(1,864)	—	(2,035)	79

Less: Net income (loss) attributable to noncontrolling interests	9	(2)	26	(5)

Net (loss) income attributable to McDermott	$(1,873)	$2	$(2,061)	$84

Dividends on redeemable preferred stock	(10)	—	(30)	—
Accretion of redeemable preferred stock	(4)	—	(12)	—

Net (loss) income attributable to common stockholders	(1,887)	2	(2,103)	84

Net (loss) income per share attributable to common stockholders
Basic	$(10.37)	$0.01	$(11.62)	$0.60
Diluted	$(10.37)	$0.01	$(11.62)	$0.60

Shares used in the computation of net (loss) income per share
Basic	182	180	181	140
Diluted	182	181	181	141

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(In millions, except per share amounts)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents ($256 and $146 related to variable interest entities (“VIEs”))	$677	$520
Restricted cash and cash equivalents	333	325
Accounts receivable—trade, net ($107 and $29 related to VIEs)	935	932
Accounts receivable—other ($36 and $57 related to VIEs)	209	175
Contracts in progress ($223 and $144 related to VIEs)	1,063	704
Project-related intangible assets, net	68	137
Inventory	52	101
Other current assets ($32 and $24 related to VIEs)	149	139

Total current assets	3,486	3,033

Property, plant and equipment, net	2,118	2,067
Operating lease right-of-use assets	361	—
Accounts receivable—long-term retainages	49	62
Investments in unconsolidated affiliates	450	452
Goodwill	1,335	2,654
Other intangibles, net	790	1,009
Other non-current assets	165	163

Total assets	$8,754	$9,440

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current liabilities:
Revolving credit facility	$801	$—
Debt	3,450	30
Lease obligations	161	8
Accounts payable ($322 and $277 related to VIEs)	1,421	595
Advance billings on contracts ($497 and $717 related to VIEs)	1,359	1,954
Project-related intangible liabilities, net	24	66
Accrued liabilities ($66 and $136 related to VIEs)	1,517	1,564

Total current liabilities	8,733	4,217
Long-term debt	—	3,393
Long-term lease obligations	301	66
Deferred income taxes	51	47
Other non-current liabilities	778	664

Total liabilities	9,863	8,387

Commitments and contingencies
Mezzanine equity:
Redeemable preferred stock	271	230
Stockholders’ equity:
Common stock, par value $1.00 per share, authorized 255 shares; issued 185 and 183 shares, respectively	185	183
Capital in excess of par value	3,554	3,539
Accumulated deficit	(4,822)	(2,719)
Accumulated other comprehensive loss	(222)	(107)
Treasury stock, at cost: 3 and 3 shares, respectively	(96)	(96)

Total McDermott Stockholders’ Equity	(1,401)	800
Noncontrolling interest	21	23

Total stockholders’ equity	(1,380)	823

Total liabilities and stockholders’ equity	$8,754	$9,440

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
	(In millions)
Cash flows from operating activities:
Net (loss) income	$(2,035)	$79
Non-cash items included in net (loss) income:
Loss on disposal of APP	101	—
Goodwill impairment	1,370	—
Intangible assets impairment	143	—
Other asset impairment	18	—
Depreciation and amortization	200	187
Debt issuance cost amortization	30	27
Stock-based compensation charges	16	36
Deferred taxes	4	(86)
Other non-cash items	—	2
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	(78)	130
Contracts in progress, net of advance billings on contracts	(955)	(318)
Inventory	(23)	4
Accounts payable	680	123
Other current and non-current assets	(42)	(52)
Investments in unconsolidated affiliates	(7)	(2)
Other current and non-current liabilities	15	84

Total cash (used in) provided by operating activities	(563)	214

Cash flows from investing activities:
Business combinations, net of cash acquired	(7)	(2,374)
Proceeds from asset disposals, net	83	55
Purchases of property, plant and equipment	(65)	(62)
Advances related to proportionately consolidated consortiums	(277)	(155)
Investments in unconsolidated affiliates	(3)	(14)

Total cash used in investing activities	(269)	(2,550)

Cash flows from financing activities:
Revolving credit facility borrowings	2,451	—
Revolving credit facility repayments	(1,650)	—
Structured equipment financing	32	—
Proceeds from issuance of long-term debt	—	3,560
Repayment of debt and finance lease obligations	(26)	(531)
Advances related to equity method joint ventures and proportionately consolidated consortiums	248	67
Debt and letter of credit issuance costs	(3)	(209)
Debt extinguishment costs	—	(10)
Repurchase of common stock	(4)	(14)
Distributions to joint venture members	(18)	—

Total cash provided by financing activities	1,030	2,863

Effects of exchange rate changes on cash, cash equivalents and restricted cash	(33)	(30)
Net increase in cash, cash equivalents and restricted cash	165	497
Cash, cash equivalents and restricted cash at beginning of period	845	408

Cash, cash equivalents and restricted cash at end of period	$1,010	$905

McDERMOTT INTERNATIONAL, INC.

EARNINGS PER SHARE COMPUTATION

	Three months Ended September 30,		Nine months Ended September 30,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Net (loss) income attributable to McDermott	$(1,873)	$2	$(2,061)	$84
Dividends on redeemable preferred stock	(10)	—	(30)	—
Accretion of redeemable preferred stock	(4)	—	(12)	—

Net (loss) income attributable to common stockholders	$(1,887)	$2	$(2,103)	$84

Weighted average common stock (basic)	182	180	181	140
Effect of dilutive securities:
Stock-based awards	—	1	—	1
Warrants and preferred stock	—	—	—	—

Weighted average common stock (diluted)	182	181	181	141

Net (loss) income per share attributable to common stockholders
Basic:	$(10.37)	$0.01	$(11.62)	$0.60
Diluted:	$(10.37)	$0.01	$(11.62)	$0.60

SUPPLEMENTARY DATA

	Three months Ended September 30,		Nine months Ended September 30,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Depreciation & amortization	$63	$107	$200	$187
Capital expenditures	32	19	65	62
Backlog	20,084	11,512	20,084	11,512

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile certain Non-GAAP financial measures used in this press release to comparable GAAP financial measures. Additional reconciliations are provided in the accompanying tables.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF SEGMENT NON-GAAP TO GAAP FINANCIAL MEASURES

	Three Months Ended Sep 30, 2019
	Segment Operating Results
	NCSA	EARC	MENA	APAC	TECH	Corporate	Total
	($ in millions)
Revenues	$1,090	$248	$520	$125	$138	—	$2,121

GAAP Operating (Loss) Income	(1,405)	(250)	69	1	30	(129)	(1,684)

GAAP Operating Margin	-128.9%	-100.8%	13.3%	0.8%	21.7%	—	-79.4%

Adjustments
Goodwill, intangibles & asset impairment[1]	1,253	260	—	—	—	18	1,531
Restructuring, Integration & Transaction Costs[2]	—	—	—	—	—	28	28

Total Non-GAAP Adjustments	1,253	260	—	—	—	46	1,559

Non-GAAP Operating (Loss) Income	$(152)	$10	$69	$1	$30	$(83)	$(125)

Non-GAAP Adjusted Operating Margin	-13.9%	4.0%	13.3%	0.8%	21.7%	—	-5.9%

Note: Individual line items may not sum to totals as a result of rounding.

[1]

The goodwill impairment of $1.37 billion resulted from updates to the 2019 management budget and increases in our discount rate assumptions driven by increases in our cost of capital and risk premium assumptions associated with forecasted cash flows. The intangible assets impairment of $0.14 billion primarily resulted from a reduction in the estimated remaining useful life of the trade names associated with our NCSA segment, causing a decrease in future attributable cash flow expectations. The vessel impairment of $18 million is due to lack of future utilization plans.

[2]

Restructuring, integration and transactions costs of $28 million, which included $14 million of office and employee relocation and external consulting fees. Transaction fees of $14 million are due to legal fees associated the sale process for the remaining portion of the pipe fabrication business and the now-terminated effort to sell the storage tank business as well as fees to external advisors retained to help us evaluate strategic and capital structure alternatives.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

	Three months Ended		Nine months Ended
	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
	($ in millions, except share and per share amounts)
GAAP Net (Loss) Income Attributable to Common Stockholders	$(1,887)	$2	$(2,103)	$84

Less: Adjustments
Loss on disposal of APP[1]	—	—	101	—
Goodwill impairment[2]	1,370	—	1,370	—
Intangible assets impairment[3]	143	—	143	—
Other asset impairments[4]	18	—	18	—
Transaction costs[5]	14	5	29	45
Restructuring and integration costs[6]	14	31	103	105
Intangibles amortization[7]	—	68	—	90

Total Non-GAAP Adjustments to Operating (Loss) Income	1,559	104	1,764	241
Debt extinguishment costs[8]	—	—	—	14
Tax benefit on intercompany transfer of IP9	—	—	—	(117)
Tax Effect of Non-GAAP Gains and/or Charges[10]	—	(17)	—	(25)

Total Non-GAAP Adjustments	1,559	87	1,764	113

Non-GAAP Adjusted Net (Loss) Income Attributable to Common Stockholders	$(328)	$89	$(339)	$197

GAAP Operating (Loss) Income	$(1,684)	$129	$(1,732)	$242
Non-GAAP Adjustments to Operating (Loss) Income[11]	1,559	104	1,764	241

Non-GAAP Adjusted Operating (Loss) Income	$(125)	$232	$32	$483

Non-GAAP Adjusted Operating Margin	-5.9%	10.1%	0.5%	10.4%

GAAP Diluted EPS	$(10.37)	$0.01	$(11.62)	$0.60
Non-GAAP Adjustments	8.57	0.19	9.75	0.68

Non-GAAP Adjusted Diluted EPS[12]	$(1.80)	$0.20	$(1.87)	$1.28

Shares used in computation of income per share:
Basic	182	180	181	140
Diluted	182	181	181	141

Net (Loss) Income Attributable to Common Stockholders	$(1,887)	$2	$(2,103)	$84

Depreciation and Amortization	63	107	200	187
Interest Expense, Net	108	86	300	169
Provision for Income Taxes	72	44	2	(19)
Accretion and Dividends on redeemable preferred stock	14	—	42	—

EBITDA[13]	(1,630)	239	(1,559)	421
Non-GAAP Adjustments effecting EBITDA	1,559	36	1,764	165

Adjusted EBITDA[14]	$(71)	$275	$205	$586

Cash flows from operating activities	$(114)	$(221)	$(563)	$214
Capital expenditures	(32)	(19)	(65)	(62)

Free cash flow	$(146)	$(240)	$(628)	$152

GAAP Revenues	$2,121	$2,289	$6,469	$4,632

Note: Individual line items may not sum to totals as a result of rounding.

[1]	Loss on the APP asset disposal during Q2 2019.

[2]

Goodwill impairment resulting from updates to the 2019 management budget and increases in our discount rate assumptions driven by increases in our cost of capital and risk premium assumptions associated with forecasted cash flows.

[3]

Intangible assets impairment primarily resulted from a reduction in the estimated remaining useful life of the trade names associated with our NCSA segment, causing a decrease in future attributable cash flow expectations.

[4]	Marine asset impairment of one vessel and two offshore diving operations saturation support systems due to lack of future utilization plans.
[5]

Transaction costs in Q3 2019 due to legal fees associated the sale process for the remaining portion of the pipe fabrication business and the now-terminated effort to sell the storage tank business as well as fees to external advisors to improve our capital structure by securing a Superpriority Credit Agreement and the exploration of strategic alternatives. Transaction costs in Q3 2018 were associated with the Combination.

[6]

Restructuring and integration costs in Q3 2019 related to office and employee relocation expenses and external consulting fees. Restructuring and integration costs in Q3 2018 were associated with as costs to achieve our combination profitability initiative (“CPI”) program.

[7]

Intangibles amortization in Q3 2018 includes the amortization of all acquired intangibles from the Combination, including project-related intangibles, other intangible assets (including process technologies, trade names, trademarks and customer relationships, and amortization in intangibles associated with investments in unconsolidated affiliates. In Q4 2018, we changed our policy of considering the amortization of these intangible assets a Non-GAAP adjustment.

[8]

Prepayment of our prior credit facility and senior secured notes, including a make-whole premium and the accelerated write-off of debt issuance costs as part of financing of the combination during Q2 2018.

[9]	Tax benefit resulting from the internal transfer of certain intellectual property rights during Q2 2018 in conjunction with the combination.
[10]

The adjustments to GAAP Net (Loss) Income have been income tax effected when included in net income based upon the respective tax jurisdictions the adjustments were incurred in. No income tax effect has been taken on Non-GAAP charges incurred in the United States, where we do not expect to receive income tax benefits.

[11]

Includes the non-GAAP adjustments described in footnotes 1 through 7 above. Adjustments to operating income do not include Non-GAAP adjustments described in footnotes 8 through 10 above, as those items are not included in the computation of operating income.

[12]	Adjusted EPS includes the intangibles amortization, net of tax, described in footnote 7 above.
[13]

We define EBITDA as net income plus depreciation and amortization, interest expense, net, provision for income taxes and accretion and dividends on redeemable preferred stock. We define adjusted EBITDA as EBITDA adjusted to exclude significant, non-recurring transactions, both gains and charges, to our operating income as described in footnotes 1 through 6 and footnote 8 above. We have included EBITDA and adjusted EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry and because adjusted EBITDA provides a consistent measure of EBITDA relating to our underlying business. Our management also uses EBITDA and adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. In addition, our presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider EBITDA or adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

[14]

Includes the non-GAAP adjustments described in footnotes 1 through 6 and footnote 8 above. Adjustments to EBITDA do not include Non-GAAP adjustments described in footnotes 7, 9 and 10 above, as those items are not included in the computation of EBITDA.